Exhibit 99.1

News Corp builds its investment in APN News and Media Limited to a 14.99% Stake (Subject to Regulatory Approval)

New York, NY (March 18, 2015) — News Corp (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) announced today that News Corp Australia will build its investment in APN News and Media Limited (“APN”) to a 14.99% stake subject to regulatory approval.

APN has a high quality portfolio of Australian and New Zealand radio and outdoor media assets and small regional print interests. It is led by a quality management team that has successfully driven improvements in the performance of the business.

About News Corp

News Corp (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, cable network programming in Australia, digital real estate services, digital education, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corp are conducted primarily in the United States, Australia, and the United Kingdom. More information: http://www.newscorp.com.

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory and other factors. More detailed information about these and other factors that could affect future results is contained in News Corp’s filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

Contacts

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

Mike Florin

Investor Relations

212-416-3363

mflorin@newscorp.com